GERALD
STEVENS


FOR IMMEDIATE RELEASE
                                                   Contact:   John P. David
                                                              Thorp & Company
                                                              (305) 446-2700
                                                              jdavid@thorpco.com



                  Gerald Stevens Announces Filing to Reorganize
                                Under Chapter 11

                      Company to Continue Business as Usual

                     Obtaining New $7 Million Line of Credit



         FORT LAUDERDALE, Fla., April 23, 2001 - Gerald Stevens Inc. (OTC
BB: GIFT) announced it will file voluntary petitions today for itself and certain of its operating subsidiaries for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court in Miami. Gerald Stevens is seeking immediate authority from the Court to give preferential terms to its Essential Vendors that continue to provide product and services to Gerald Stevens going forward. Post-petition obligations to vendors, employees and others will be paid promptly in the normal course of business without the need to obtain special Court approval.
         Gerald Stevens also announced that Bank of America has agreed to support the company in its Chapter 11 reorganization by providing a $7 million line of credit, which, subject to Court approval, will be available to fund the company's cash requirements. The company believes that the line of credit, plus its cash flow from floral sales for Professional Assistants Week, which is this week, the upcoming Mother's Day holiday, and the recent Easter holiday, will enable it to continue to conduct business as usual without interruption, and allow the company to promptly pay vendors in full as to post-petition obligations.

                                     -more-

Gerald Stevens Announces Filing to Reorganize 2-2-2

         John G. Hall, president and CEO of Gerald Stevens, said, "Reorganization under Chapter 11 provides Gerald Stevens with a legal framework to continue to operate and improve our businesses, while we take the actions necessary to improve our liquidity and emerge from the proceedings as a stronger company. The rapid deterioration of the U.S. economy has negatively impacted our business, and the recent announcement by U.S.A. Floral Products of its intention to wind down operations has created substantial uncertainty among our many, common vendors. We believe these events, in turn, significantly impacted our liquidity, and as a result, we had no other choice but to proceed with reorganization. We have taken this step to give our vendors confidence that, going forward, they will be paid in a timely manner."
         Mr. Hall continued, "During the reorganization process, we plan to continue our strategy of positioning the company for a turnaround. This strategy includes reorganizing around our strong, profitable operations and taking actions necessary to help us reduce our debt. Toward that end, we expect to sell certain operations and reconfigure existing operations in certain markets."
         Gerald Stevens does not anticipate staff or salary reductions as a result of the Chapter 11 filing today. The management team at Gerald Stevens will remain in place after the filing. Since restructuring the management team in the fall of 2000, Gerald Stevens has made significant progress. The company has cut more than $18 million in annual corporate and operating overhead expenses, implemented new initiatives to improve operations, and divested non-core assets totaling $15 million, including the recently completed sale of its catalog business, Calyx & Corolla.
         Subsidiaries relating to Florafax, Gerald Stevens' national wire service business, will not be included in the voluntary petitions that the company will file today. As previously announced, Gerald Stevens entered into an agreement to sell Florafax to Equity Resource Partners, subject to a financing condition. Gerald Stevens does not expect this sale to be affected by the filing today and anticipates it will close on April 30, 2001. If the sale is not completed by April 30, the company and Equity Resource Partners have the right to terminate the transaction under certain conditions.

                                     -more-

Gerald Stevens Announces Filing to Reorganize 3-3-3

         About Gerald Stevens
         Gerald Stevens Inc. (www.geraldstevens.com) is the largest specialty retailer and marketer of floral products in the United States. The company currently operates the largest network of floral specialty retail stores in the United States with more than 300 locations. It also operates an Internet business that takes orders 24 hours a day, seven days a week, and National Flora, a leading national floral marketing company with premium-placed advertisements in Yellow Page directories. Gerald Stevens also owns its own import and sourcing operation in Miami.

This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Some of the factors that could cause such differences can be found under the headings "Forward-Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 29, 2000, and our Quarterly Report on Form 10-Q filed on January 16, 2001.